Exhibit 99.1

NuStar GP Holdings, LLC Reports Fourth Quarter and Full Year 2013 Earnings Results

Earnings Negatively Affected by 4th Quarter Non-Cash Charges of NuStar Energy

2014 Earnings Expected to Improve Due to the Completion of Internal Growth Projects at NuStar Energy

SAN ANTONIO, February 5, 2014 - NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the fourth quarter of 2013 was $22.7 million, or $0.53 per unit, compared to $23.3 million, or $0.55 per unit, for the fourth quarter of 2012. For the year ended December 31, 2013, distributable cash flow available to unitholders was $91.4 million, or $2.14 per unit, compared to $90.8 million, or $2.13 per unit, in 2012.

The company reported a fourth quarter net loss of $46.7 million, or $1.10 per unit, compared to net income of $5.1 million, or $0.12 per unit, in the fourth quarter of 2012. Without certain NuStar Energy adjustments in the fourth quarters of both years, as described below, the fourth quarter of 2013 would have generated adjusted net income of $11.7 million, or $0.27 per unit, compared to adjusted net income of $11.4 million, or $0.27 per unit, in the fourth quarter of 2012.

For the year ended December 31, 2013, the company reported a net loss of $11.0 million, or $0.26 per unit, compared to net income of $2.1 million, or $0.05 per unit in 2012. Without certain adjustments in both years, as described below, 2013 adjusted net income would have been $45.2 million, or $1.05 per unit, compared to 2012 adjusted net income of $54.0 million, or $1.27 per unit.

As previously announced on January 30, 2014, the fourth quarter 2013 distribution of $0.545 per unit will be paid on February 18, 2014 to holders of record as of February 10, 2014.

“NuStar GP Holdings, LLC’s results should improve in 2014 as NuStar Energy L.P. continues to complete internal growth projects, primarily in the company’s pipeline segment,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

NuStar Energy Fourth Quarter and Year-to-Date Adjustments

NuStar Energy’s fourth quarter 2013 results included $403.6 million, or $4.94 per unit, of adjustments, primarily non-cash charges associated with the write-down of asset values and the value of goodwill assigned to several of NuStar’s terminal facilities. Fourth quarter 2012 results included $41.5 million, or $0.52 per unit, of expense items related primarily to hedge losses recorded following our decision to sell the San Antonio refinery in December 2012 and cancelled projects.
NuStar Energy’s full year 2013 results include $388.8 million, or $4.75 per unit of adjustments, comprised of the fourth quarter 2013 non-cash adjustments mentioned previously and other adjustment items. Full year 2012 results included $323.4 million, or $4.34 per unit of adjustments, which included the fourth quarter 2012 adjustments mentioned previously, and $281.9 million, or $3.82 per unit, of expense items resulting from deconsolidating the asphalt joint venture in September 2012 and other adjustment items.

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, February 5, 2014, to discuss the financial results for the fourth quarter of 2013. Investors interested in listening to the presentation may call 800/622-7620, passcode 32985588. International callers may access the presentation by dialing 706/645-0327, passcode 32985588. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 32985588. International callers may access the playback by calling 404/537-3406, passcode 32985588. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 12.9 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal and pipeline operators in the nation. NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

-More-

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2012 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC
Condensed Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Statement of (Loss) Income Data:
Equity in (loss) earnings of NuStar Energy L.P.	$(45,764)	$6,893	$(6,741)	$(4,578)

General and administrative expenses	(746)	(1,031)	(3,105)	(3,337)
Other income (expense), net	292	(1,007)	382	9,801
Interest expense, net	(244)	(182)	(778)	(624)

(Loss) income before income tax (expense) benefit	(46,462)	4,673	(10,242)	1,262
Income tax (expense) benefit	(241)	452	(792)	866
Net (loss) income	$(46,703)	$5,125	$(11,034)	$2,128

Basic and diluted net (loss) income per unit	$(1.10)	$0.12	$(0.26)	$0.05

Equity in (Loss) Earnings of NuStar Energy L.P.:
General partner interest	$(7,512)	$(428)	$(6,338)	$(5,356)
General partner incentive distribution	10,805	10,805	43,220	41,242
General partner’s interest in (loss) earnings and incentive distributions of NuStar Energy L.P.	3,293	10,377	36,882	35,886
Limited partner interest in (loss) earnings of NuStar Energy L.P.	(48,336)	(2,763)	(40,739)	(37,580)
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(2,884)	(2,884)
Equity in (loss) earnings of NuStar Energy L.P.	$(45,764)	$6,893	$(6,741)	$(4,578)

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,961	$7,844	$7,486
General partner incentive distribution	10,805	10,805	43,220	41,242
Limited partner interest – common units	11,155	11,344	44,975	45,152
Total cash distributions expected from NuStar Energy L.P.	23,921	24,110	96,039	93,880
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(746)	(1,031)	(3,105)	(3,337)
Income tax (expense) benefit	(241)	452	(792)	866
Interest expense, net	(244)	(182)	(778)	(624)
DCF	$22,690	$23,349	$91,364	$90,785

Weighted average number of common units outstanding	42,630,006	42,581,848	42,619,722	42,576,858

DCF per unit (Note 1)	$0.53	$0.55	2.14	2.13

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.545	$2.180	$2.110

Total distribution	$23,249	$23,223	$92,938	$89,860

NuStar GP Holdings, LLC
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar GP Holdings, LLC utilizes financial measures, distributable cash flow (DCF) and DCF per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the ability to make a minimum quarterly distribution. DCF and DCF per unit are not intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as a substitute for a measure of performance in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of net (loss) income to DCF and net cash (used in) provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net (loss) income	$(46,703)	$5,125	$(11,034)	$2,128
Less equity in loss (earnings) of NuStar Energy L.P.	45,764	(6,893)	6,741	4,578
Plus cash distributions expected from NuStar Energy L.P.	23,921	24,110	96,039	93,880
Other (income) expense, net	(292)	1,007	(382)	(9,801)
DCF	22,690	23,349	91,364	90,785
Less cash distributions expected from NuStar Energy L.P.	(23,921)	(24,110)	(96,039)	(93,880)
Cumulative earnings less than distributions	(39,023)	—	—	—
Net effect of changes in operating accounts	(2,117)	(1,966)	(9,899)	5,640
Net cash (used in) provided by operating activities	$(42,371)	$(2,727)	$(14,574)	$2,545